Cautionary Statement Cautionary Statement This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this presentation are forward-looking statements made in good faith by CenterPoint Energy, Inc. (“CenterPoint Energy” or the “Company”) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements concerning CenterPoint Energy’s expectations, beliefs, plans, objectives, goals, strategies, future operations, events, financial position, earnings and guidance, growth, costs, prospects, capital investments or performance or underlying assumptions and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will,” or other similar words. The absence of these words, however, does not mean that the statements are not forward-looking. Examples of forward-looking statements in this presentation include statements about our capital plan and planned increases to it, our need for additional equity and the planned sale of certain of our gas LDC assets. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking information include, but are not limited to, risks and uncertainties relating to: (1) the business strategies and strategic initiatives, restructurings, joint ventures and acquisitions or dispositions of assets or businesses involving CenterPoint or its industry, including the ability to successfully complete such strategies, initiatives, transactions or plans on the timelines we expect or at all; (2) CenterPoint’s ability to fund and invest planned capital, and the timely recovery of its investments, including those related to Houston Electric’s GHRI and SRP; and (3) other factors discussed in CenterPoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and CenterPoint’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, including under “Risk Factors,” “Cautionary Statements Regarding Forward-Looking Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Factors Affecting Future Earnings” in such reports and in other filings with the Securities and Exchange Commission (“SEC”) by CenterPoint, which can be found at www.centerpointenergy.com on the Investor Relations page or on the SEC website at www.sec.gov. This presentation contains time sensitive information that is accurate as of the date hereof (unless otherwise specified as accurate as of another date). Some of the information in this presentation is unaudited and may be subject to change. We undertake no obligation to update the information presented herein except as required by law. Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of our website. In the future, we will continue to use these channels to distribute material information about the Company and to communicate important information about the Company, key personnel, corporate initiatives, regulatory updates and other matters. Information that we post on our website could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website. The Company has filed a registration statement (including a prospectus) with the SEC with respect to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and any potential offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Company or any underwriter or any dealer participating in any offering will arrange to send you the prospectus and related prospectus supplement if you request it by calling toll-free 888-308-7442. Filed Pursuant to Rule 433 Registration No. 333-272025 May 27, 2025

Increasing Capital Investments to $52.5B Excludes underwriter option to purchase up to an additional $120 million of equity. We will not initially receive any proceeds from the sale of our common stock, except in certain circumstances. On a settlement date or dates in the future, if we elect to physically settle a forward sale agreement, we will issue shares of our common stock to the counterparty at the then-applicable forward sale price. Although we expect to settle the forward sale agreements entirely by the full physical delivery of shares of our common stock to the counterparty in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under each forward sale agreement. Common equity issuances are authorized and determined by our Board of Directors and management in their discretion. The Board and management will evaluate opportunistic common equity issuances based upon a number of factors, including market conditions, the Company’s financial position and capital requirements and financial conditions. Excludes common equity issuances related to (i) employee, non-employee director stock or stock option plans, benefit plans and long-term incentive plans, (ii) the settlement or conversion of outstanding convertible notes, (iii) the CenterPoint Energy, Inc. Savings Plan and Investor’s Choice Plan, and (iv) the settlement of forward sales under our ATM program outstanding as of the date hereof. Focused on customer-driven investments in Texas Increasing capital investment No new common equity issuances anticipated in 2026 and 2027, including under ATM Program3 Issuing equity with forward sale Planning the sale of Ohio Gas Local Distribution Company Assets Optimizing our portfolio $4B in new investments to support Texas growth 10-year Capital investment plan now $52.5B through 2030 $800M1 of equity in connection with forward sale transactions2 Efficient recycling of capital